Prospectus Supplement No. 1 (To Prospectus dated October 19, 2016)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-212649

Research Solutions, Inc.

6,985,000 Shares of Common Stock

This Prospectus Supplement No. 1 (“Prospectus Supplement”) supplements and amends the prospectus dated October 19, 2016 (the “Prospectus”) that was declared effective on October 19, 2016. The Prospectus relates to the offer and sale of up to 6,985,000 shares of Research Solutions, Inc. common stock by certain selling stockholders from time to time. This Prospectus Supplement supplements the Prospectus to include the following statement:

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act of 1934, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with this prospectus, at no cost to the requester upon written or oral request. Requests shall be made to Corporate Secretary at 5435 Balboa Boulevard, Suite 202, Encino, California 91316 or by calling (310) 477-0354.

You should read this Prospectus Supplement in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is November 23, 2016.